Exhibit 10(xiv)

BANK OF OAK RIDGE

AMENDED ENDORSEMENT SPLIT DOLLAR AGREEMENT

This AMENDED ENDORSEMENT SPLIT DOLLAR AGREEMENT (this “Agreement”) is entered into as of this 19th day of December, 2007 by and between Bank of Oak Ridge, a North Carolina-chartered commercial bank (the “Bank”), and L. William Vasaly III, an executive of the Bank (the “Executive”). This Agreement shall append the Split Dollar Policy Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

WHEREAS, to encourage the Executive to remain an employee, the Bank entered into a January 20, 2006 Endorsement Split Dollar Agreement with the Executive, which agreement provides for division of the death proceeds of a life insurance policy or policies on the Executive’s life, and

WHEREAS, the Bank and the Executive intend that this Agreement shall amend and restate in its entirety the January 20, 2006 Endorsement Split Dollar Agreement.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

ARTICLE 1

GENERAL DEFINITIONS

Capitalized terms not otherwise defined in this Agreement are used herein as defined in the January 1, 2006 Salary Continuation Agreement between the Bank and the Executive, as the same may have been amended or may be amended hereafter. The following terms shall have the meanings specified.

1.1 Administrator means the administrator described in Article 7.

1.2 Executive’s Interest means the benefit set forth in section 2.2(a).

1.3 Insured means the Executive.

1.4 Insurer means each life insurance carrier for which there is a Split Dollar Policy Endorsement attached to this Agreement.

1.5 Net Death Proceeds means the total death proceeds of the Policy minus the cash surrender value.

1.6 Policy means the specific life insurance policy or policies issued by the Insurers, but the term Policy excludes the Additional Policy referred to in section 2.2(c).

1.7 Salary Continuation Agreement means the January 1, 2006 Salary Continuation Agreement between the Bank and the Executive, as the same may have been amended or may be amended hereafter.

1.8 Split Dollar Policy Endorsement means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on such Executive’s life.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1 Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s Interest has been paid according to section 2.2 below.

2.2 Death Benefit. (a) At the Executive’s death the Executive’s beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to Policy proceeds in an amount equal to the lesser of (x) 100% of the Net Death Proceeds or (y) the Normal Retirement Age accrual balance required by the Salary Continuation Agreement (the “Executive’s Interest”). The Executive shall have the right to designate the beneficiary of the Executive’s Interest. The Bank has no obligation to provide any death benefit under section 2.2(a) upon a default by an insurer.

(b) If after a Change in Control the Policy is cancelled, surrendered, terminated, or allowed to lapse, in any such case without replacement, at the Executive’s death the Executive’s beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to death proceeds payable by the Bank in an amount in cash equal to the sum of (x) the amount specified in paragraph (a) of this section 2.2, measured at the time the Policy is cancelled, surrendered, terminated, or allowed to lapse, plus (y) a tax gross-up payment to compensate for federal and state income taxes imposed on the benefit specified in clause (x) of this section 2.2(b). The tax gross-up payment required under this clause (y) of section 2.2(b) shall be calculated in two steps, first by dividing the total death benefit specified in clause (x) of this section 2.2(b) by one minus the sum of (1) the highest marginal individual federal income tax rate under the Internal Revenue Code at the time of the Executive’s death (offset or reduced to account for the deductibility at the federal level of state income taxes), plus (2) the highest marginal individual state income tax rate under North Carolina law at the time of the Executive’s death. Second, the death benefit specified in clause (x) of this section 2.2(b) shall then be subtracted from the amount calculated in that first step. The difference shall be the additional tax gross-up payment to be made to compensate for taxes, regardless of whether it exceeds or is less than taxes imposed on the Executive’s estate for “income in respect of a decedent.” To illustrate with a simple hypothetical based on an assumed death benefit amount of $100,000 paid directly by the Bank under clause (x) of this section 2.2(b), the additional tax gross-up payment would be calculated as follows if the highest marginal individual income tax rates are 34% (federal) and 8.25% (North Carolina), taking into account the deductibility at the federal level of state income taxes:

First Step:	$ 100,000 / divided by (1—((34% + 8.25%)—(34% x 8.25%))
= $ 100,000 / divided by (1 minus 39.45%)
= $ 100,000 / divided by 60.56%, or .6056
= $ 165,139

Second Step:	$ 165,139 minus $ 100,000
= $ 65,139, the amount of the additional tax gross-up payment

2.3 Comparable Coverage. The Bank shall maintain the Policy in full force and effect. The Bank may not amend, terminate, or otherwise abrogate the Executive’s interest in the Policy unless the Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and executes a new split dollar agreement and endorsement for the comparable insurance policy. The Policy or any comparable policy shall be subject to claims of the Bank’s creditors.

2.4 Internal Revenue Code Section 1035 Exchanges. The Executive recognizes and agrees that the Bank may after this Split Dollar Agreement is adopted wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

ARTICLE 3

PREMIUMS

3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

3.2 Economic Benefit. The Administrator shall annually determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. Section 1.61-22(d)(3)(ii) or any subsequent authority.

3.3 Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

ARTICLE 4

ASSIGNMENT

The Executive may irrevocably assign without consideration all of the Executive’s rights and interest in this Agreement to any person, entity, or trust established by the Executive or the Executive’s spouse. If the Executive transfers all of the Executive’s rights and interest in this Agreement, all of the Executive’s rights and interest in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in this Agreement.

ARTICLE 5

INSURER

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows –

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2 Timing of Administrator Response. The Administrator shall respond to such claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

6.1.3 Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows –

6.2.1 Initiation – Written Request. To initiate the review, within 60 days after receiving the Administrator’s notice of denial the claimant must file with the Administrator a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. Upon request and free of charge, the Administrator shall also provide the claimant reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Administrator Response. The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

6.2.5 Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a).

ARTICLE 7

ADMINISTRATION OF AGREEMENT

7.1 Administrator Duties. This Agreement shall be administered by an Administrator, which shall consist of the board or such committee as the board shall appoint. The Executive may not be a member of the Administrator. The Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

7.2 Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3 Binding Effect of Decisions. The decision or action of the Administrator concerning any question arising out of the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.

7.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Executive and such other pertinent information as the Administrator may reasonably require.

ARTICLE 8

MISCELLANEOUS

8.1 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators, and transferees, and any Policy beneficiary.

8.2 Amendment and Termination of Agreement. This Agreement may be amended solely by a written agreement signed by the Bank and the Executive. This Agreement shall automatically terminate and the Executive’s rights and interest in this Agreement shall be forfeited if benefits under the Salary Continuation Agreement are neither paid nor payable because of termination under Article 5 of the Salary Continuation Agreement. This Agreement shall also terminate upon distribution of death benefits in accordance with section 2.2 above.

8.3 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

8.4 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.5 Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.6 Entire Agreement. This Agreement and the Salary Continuation Agreement constitute the entire agreement between the Bank and the Executive as to the subject matter. No rights are granted to the Executive by this Agreement other than those specifically set forth. This Agreement amends and restates in its entirety the January 20, 2006 Endorsement Split Dollar Agreement between the Bank and the Executive.

8.7 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid and the remainder of the provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

8.8 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.9 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, Bank of Oak Ridge, P.O. Box 2, 2211 Oak Ridge Road, Oak Ridge, North Carolina 27310.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Agreement as of the date first written above.

EXECUTIVE:		BANK:
Bank of Oak Ridge

/s/ L. William Vasaly III	By:	/s/ Ronald O. Black
L. William Vasaly III		Ronald O. Black
	Its:	President and Chief Executive Officer

AGREEMENT TO COOPERATE WITH INSURANCE UNDERWRITING INCIDENT TO

INTERNAL REVENUE CODE SECTION 1035 EXCHANGE

I acknowledge that I have read the Amended Endorsement Split Dollar Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.4 of the Amended Endorsement Split Dollar Agreement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Amended Endorsement Split Dollar Agreement.

/s/ L. William Vasaly III
Witness	L. William Vasaly III

SPLIT DOLLAR POLICY ENDORSEMENT

Insured: L. William Vasaly III	Insurer: Security Life of Denver Insurance Company
Policy No. 1570176

Pursuant to the terms of the Bank of Oak Ridge Amended Endorsement Split Dollar Agreement dated as of December     , 2007, the undersigned Owner requests that the above-referenced policy issued by the Insurer provides for the following beneficiary designation and limited contract ownership rights to the Insured.

1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of its interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.

2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:

PRIMARY BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

CONTINGENT BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

The exclusive right to change the beneficiary for the proceeds payable under this paragraph and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at                     , North Carolina, this      day of                     , 200     .

INSURED:	OWNER:
Bank of Oak Ridge

/s/ L. William Vasaly III	By:	/s/ Ronald O. Black
L. William Vasaly III		Ronald O. Black
	Its:	President and Chief Executive Officer

SPLIT DOLLAR POLICY ENDORSEMENT

Insured: L. William Vasaly III	Insurer: Midland National Life Insurance Co.
Policy No. 686797

Pursuant to the terms of the Bank of Oak Ridge Amended Endorsement Split Dollar Agreement dated as of December ,      2007, the undersigned Owner requests that the above-referenced policy issued by the Insurer provide for the following beneficiary designation and limited contract ownership rights to the Insured.

1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of its interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.

2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:

PRIMARY BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

CONTINGENT BENEFICIARY, RELATIONSHIP/SOCIAL SECURITY NUMBER

The exclusive right to change the beneficiary for the proceeds payable under this paragraph and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at                     , North Carolina, this      day of                     , 200     .

INSURED:	OWNER:
Bank of Oak Ridge

/s/ L. William Vasaly III	By:	/s/ Ronald O. Black
L. William Vasaly III		Ronald O. Black
	Its:	President and Chief Executive Officer